NASH FINCH COMPANY

EXECUTIVE INCENTIVE BONUS AND

DEFERRED COMPENSATION PLAN

(As Amended Through September 30, 2001.)

1.         PURPOSE OF THE PLAN.  The purpose of this Executive Incentive Bonus and Deferred Compensation Plan is to increase the interest of the Company's top executives and key employees in continuing their employment and to increase their incentive in the management, growth and success of the business by giving such employees an opportunity to participate in the profits and growth of the business in the same manner as if they were shareholders.  The term "Company" as used in this Plan includes Nash Finch Company and each of its present and future subsidiaries.

2.         ADMINISTRATION OF THE PLAN.  This Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors.  Members of the Committee shall not be eligible to vote on any resolution relating to their individual eligibility to participate in the Plan or individual contract.  The Committee is empowered to make such rules and regulations and interpretations as may be necessary to carry out the Plan, and its decisions by majority vote shall be binding and conclusive upon all persons participating in this Plan or claiming any rights thereunder.  A majority of the members of the Committee shall constitute a quorum for the transaction of business, and all actions taken at a meeting shall be by the vote of a majority of those present at such meeting.  Any action may be taken by the Committee without a meeting upon written consent signed by all the members of the Committee.  The Committee shall authorize records required to be maintained under the Plan.  The form of the agreement under this Plan to be entered into with employees shall be approved by the Committee.

3.         PARTICIPANTS.  The Committee shall determine from time to time which executives or key employees of the Company or any subsidiary shall participate in the Plan.  Participants may include (a) directors who are full-time Officers or employees of the Company, (b) full-time officers and other executive employees of the Company or any subsidiary, and (c) any other full–time executives or key employees of the Company or any subsidiary selected by the Committee for any calendar year, established by the Committee pursuant to its rules and regulations.  Notwithstanding the foregoing, an executive or key employee who was not participating in the Plan prior to January 1, 2000 shall not begin participating after December 31, 1999.

4.         PROCEDURE FOR SELECTION OF PARTICIPANTS.  At the end of each year or at such time as the Committee shall establish under its rules and regulations, the Committee shall, exclusive of any participants who may be members of the Committee, select the participants to whom allotments are to be made for such year.  The selection of a participant for any year shall not entitle such participant to an allotment for any subsequent year for which he is not selected for an allotment.  Notwithstanding the foregoing, the Committee shall select no participants to receive allotments under the Plan for any year beginning after December 31, 1999.

5.         AMOUNT OF ALLOTMENTS.  As of the end of each year, the Committee shall allot to the participants selected for such year, from the amount of the Incentive Bonus Fund for that year as hereinafter determined, such amount as the Committee in its sole discretion deems to be advisable and appropriate, but not more than 33-1/3% of each participant's basic annual salary from the Company or any subsidiary for such year shall be allotted to him. The Committee shall notify each participant promptly in writing of any allotment made to him.  Such allotment shall be evidenced by a written agreement between the Company and the participant if such allotment is the first for such participant, or such allotment shall be included as part of the agreement for any prior year entered into between the Company and the participant.  Each allotment shall be contingently credited and converted into share equivalents, as further provided herein, and shall be distributable only in the manner and subject to the conditions set forth herein.  The entire amount of each allotment to each participant shall be contingently credited to him at the end of each year.  The portion of the Incentive Bonus Fund for any year in excess of the maximum limitation for all participants, as determined by the Committee, shall be canceled.  In order to qualify for an allotment, a participant must be actively employed by the Company, or be on an approved leave of absence, on the last day of the year for which the allotment is made.

The allotments to participants for any year shall be made from an Incentive Bonus Fund computed to be 5% of the excess, if any, of the consolidated net income of the Company and its consolidated subsidiaries for the year over 6% of the stockholders' equity, as shown in the consolidated balance sheet of the Company and its consolidated subsidiaries at the end of the preceding year as certified by the Company's independent certified public accountants.  No Incentive Bonus Fund shall be computed if the consolidated net income of the Company and its consolidated subsidiaries for a year does not exceed 6% of the stockholders' equity at the end of the preceding year.  However, the Committee may, in its discretion and by appropriate action, authorize an Incentive Bonus Fund of any amount for such year in the event that the amount of the Incentive Bonus Fund computed under the formula for such year is zero or an insignificant amount in the judgment of the Committee.  "Consolidated net income" as used herein, shall mean the amount of the net earnings as shown in the consolidated statement of earnings of the Company and its consolidated subsidiaries for the year as certified by the Company's independent certified public accountants; subject, however, to the discretion of the Committee to exclude all or any items of material amount therein applicable to any prior year.

Notwithstanding the foregoing, the Committee shall make no allotments under the Plan to any participants for any year beginning after December 31, 1999.

6.         CONVERSION OF ALLOTMENTS INTO SHARE EQUIVALENTS AND CREDIT OF DIVIDEND AND INTEREST EQUIVALENTS.  Each allotment contingently credited to a participant shall be converted into an equivalent number of shares of the common stock of the Company (the "Common Stock").  Commencing with any such allotment for 1993, and for subsequent years, the number of such share equivalents shall be determined by dividing (a) the amount of the allotment by (b) the average, rounded to the nearest one–tenth of a cent ($.001), of the closing sales prices per share for the Common Stock reported by the NASDAQ National Market System, or such other stock exchange or market on which the Common Stock may be listed at any particular time (the "Average Price"), for the last calendar quarter of the year for which the allotment is made.  The number of share equivalents so determined shall be computed to four decimal places.  For purposes of determining the Average Price, the closing sales price for any trading day for which there are no reported sales of the Common Stock shall be deemed to be the last previously reported closing sales price.

Each participant shall also be contingently credited as of the end of each year with an amount equal to the product of (x) the total dividends per share on the Common Stock declared in such year multiplied by (y) the aggregate number of share equivalents contingently credited to the said participant as of the beginning of such year.  The amount so determined and credited shall be converted to additional share equivalents in the manner stated in the preceding paragraph using the Average Price for the last calendar quarter of such year.  In the event that the authorized shares of Common Stock are split or changed in any manner by reason of any reorganization, merger, consolidation, stock split, stock dividend, or recapitalization, then the number of share equivalents and the market value equivalent thereof contingently credited to each participant shall be appropriately adjusted.

The methods for determining share equivalents to be credited to participants, as set forth in the preceding two paragraphs of this Section 6, shall be effective for allotments and dividend equivalents contingently credited to participants for 1993 and subsequent years.  Further, the total "cash" balances contingently credited to participants' accounts for 1992 and prior years for (i) dividends declared and (ii) partial share equivalents, shall be converted as of December 31, 1993, into additional share equivalents in the manner stated in the first paragraph of this Section 6, using the Average Price for the last calendar quarter of 1993.  The conversion of allotments for 1992 and prior years into share equivalents shall remain as originally determined; that is, on the basis of the last available closing market quotation price per share for the Common Stock for the applicable year.

In the event that a participant's allotment and dividend equivalents are to be distributed to the participant in more than one (1) installment, then the participant shall be paid an amount, within fifteen (15) days of the end of each quarter of the calendar year, equal to the interest which would have accrued during the quarter on the unpaid balance due the participant at the end of such calendar quarter.  The interest rate shall equal the prime interest rate charged by Norwest Bank Minnesota, N.A. on the last business day of each quarter. For example, assume that the unpaid balance due a participant on December 31, Year I is $240,000, and that the participant will receive monthly payments of $2,000 for a ten (10)-year period beginning in Year II.  Further assume that the prime interest rates in effect on the last business day of March, June, September and December, Year II, are 6-1/4%, 6-3/4%, 7-1/4% and 7-3/4%, respectively. During Year II, the participant will be due the following additional interest equivalency payments:

							Quarterly Interest Equivalency Payments
1st Quarter	$234,000	x	.0625	x	.25	=	$3,656.25
2nd Quarter	228,000	x	.0675	x	.25	=	3,847.50
3rd Quarter	222,000	x	.0725	x	.25	=	4,023.75
4th Quarter	216,000	x	.0775	x	.25	=	4,185.00

7.         TERMS OF AGREEMENTS.  Each agreement authorized under this Plan shall cover a period of one year unless additional allotments are made in any subsequent year, in which case such agreement shall also constitute an agreement for such subsequent year or years.  Each agreement shall provide that (a) the participant will continue in full–time employment with the Company or a subsidiary until age 65 or other age approved and authorized by the Committee but in no case earlier than age 60; (b) the participant will, upon retirement, agree to be available for consultation during the period that he is receiving distributions hereunder; (c) the participant will refrain from actively participating or engaging in any business in competition with the Company or any subsidiary; (d) the participant will agree to the terms of accumulation and distribution of his allotments; and (e) the participant will agree to be bound concurrently with the Company under this Plan and the rules and regulations of the Committee promulgated thereunder.

8.         FORFEITURES.  Upon termination of a participant's service with the Company or a subsidiary prior to age 65, such participant shall forfeit 50% of all allotments and dividend equivalents contingently credited to him in any year, except that such forfeiture shall not apply in the case of termination of service (a) attributable to death, disability, or discharge without cause; (b) for any reason after the participant has attained age 60; or (c) attributable to any reason approved by the Committee.  The entire amount of a participant's allotments, dividend equivalents, and interest equivalents shall be forfeited and canceled if, without the prior written consent of the Company, the participant at any time prior to his termination of service, or during the period that he is receiving distributions hereunder, actively participates or engages in any business in competition with the Company or any subsidiary, or fails to hold himself available for consultation, or if the employment of the participant is terminated at any time prior to age 65 because of evidence of dishonesty or mistrust in his employment or because of his involvement in a crime or misdemeanor against the Company or any subsidiary, or any employee thereof, for which he is convicted or which he has confessed in writing to the Company or to any law enforcement agency.  Allotments and dividend equivalents contingently credited to a participant, as well as interest equivalents, that shall have been forfeited by such participant shall be canceled and shall not thereafter be reallotted to any other participant.

9.         DISTRIBUTION OF ALLOTMENTS.  Distribution of the allotments and dividend equivalents contingently credited to, and accumulated for the benefit of, a participant as of the end of the year in which termination of his service occurs, or as of an earlier date of retirement or other date of termination which does not entitle him to participate under this Plan for such year, shall be made by payments in cash in such manner and on such dates as determined by the Committee, in its sole discretion, immediately prior to the date the first payment is due or, if the Committee shall not have made such prior determination as aforesaid, then in equal monthly installments over a period of one hundred twenty (120) months, commencing with the second month following the month or following the end of the year of termination of service, whichever is applicable.  Such installment payments shall also include an additional sum representing interest equivalency pursuant to Section 6 hereof.

In the event that a participant dies after retirement but before any or all payments have been made, all remaining payments shall be made to the person or persons or the survivors thereof as designated by the participant pursuant to his agreement with the Company.  The Committee shall cause the Company to make such payments in the manner of payment then in effect pursuant to said agreement, or in one or more installments, as the Committee in its sole discretion may then determine.  The Company shall deduct from the amount of all payments made under this Plan any taxes required to be withheld under federal, state or local laws.

The amount distributable to a participant shall be the greater of (a) the amount at which the participant's total share equivalents were contingently credited to the participant, or (b) an amount equal to the product of (x) the total share equivalents contingently credited to the participant multiplied by (y) the Average Price of the Common Stock for either (i) the calendar quarter ending on the date of termination (if the participant's date of termination is the last day of a calendar quarter or the next following day), or (ii) the last sixty–three (63) days U.S. stock markets are open for the trading of shares prior to or coinciding with the date of termination (if the participant's date of termination is not the last day of a calendar quarter or the next following day).

A participant who is actively employed by the Company, or is on an approved leave of absence, on the last day of 1999, may elect to transfer all, but not part, of the share equivalents contingently credited to the participant pursuant to the Plan as of December 31, 1999 to the Nash Finch Company Supplemental Executive Retirement Plan (the “SERP”).  If such an election is made, a dollar denominated credit will be made to a bookkeeping account established under the SERP as of January 1, 2000.  The amount of the credit to such account under the SERP shall be equal to the dollar value of the electing participant’s account under the Plan as of December 31, 1999, including share equivalents credited as of that date for 1999, determined in the manner established under this Section 9 for determining amounts distributable to a participant.

If a participant makes the election provided for in the preceding paragraph, the participant shall, as of January 1, 2000, cease to be a participant entitled to any benefit arising under or in connection with the Plan.  The election shall be made in the manner, and in accordance with, the terms specified, in the SERP.

A participant who is actively employed by the Company, or is on an approved leave of absence, on September 30, 2001, may elect to transfer all, but not part, of the share equivalents contingently credited to such participant pursuant to the Plan as of such date into Performance Units (as defined in the Stock Incentive Plan, as hereinafter defined) granted under the Nash Finch Company 2000 Stock Incentive Plan (the “Stock Incentive Plan”).  If such an election is made by a participant, Performance Units will be granted to such participant under the Stock Incentive Plan as of October 1, 2001.  Such Performance Units shall represent the right of such participant to receive a distribution from the Company in the form of shares of Common Stock (the “Performance Shares”) upon the achievement of certain employment or service goals by such participant and upon the termination of such participant’s employment or other service with the Company, as set forth in more detail in such participant’s award agreement evidencing such Performance Units.

Prior to any such transfer of share equivalents and the grant of Performance Units under the Stock Incentive Plan to a participant pursuant to the preceding paragraph, such participant shall be contingently credited as of September 30, 2001 with an amount equal to the product of (x) the total cash dividends per share on the Common Stock declared during the calendar year 2001 and on or before September 30, 2001, multiplied by (y) the aggregate number of share equivalents contingently credited to such participant as of the beginning of the calendar year 2001.  The amount so determined and credited shall be converted to additional share equivalents in the manner stated in the first paragraph of Section 6 of the Plan using the Average Price for the quarter ended September 30, 2001.  In the event that the authorized shares of Common Stock are, on or before September 30, 2001, split or changed in any manner by reason of any reorganization, merger, consolidation, stock split, stock dividend, or recapitalization, then the number of share equivalents then held by such participant and the market value equivalent thereof contingently credited to such participant shall be appropriately adjusted.

If a participant makes the election provided for in the two preceding paragraphs, the participant shall, as of October 1, 2001, cease to be a participant entitled to any benefit arising under or in connection with the Plan.

10.       RIGHTS OF PARTICIPANTS.  No participant or any other person shall acquire or have any interest in any fund or in any specific asset or assets of the Company or any subsidiary by reason of any allotments to him hereunder, nor any right to receive any distribution under this Plan, except as and to the extent expressly provided in the Plan.  Nothing in this Plan shall be deemed to give any officer or employee of the Company or any subsidiary any right to participate in the Plan except to such extent, if any, as the Committee may determine in accordance with the provisions of this Plan.  The adoption of this Plan or the authorization and execution of an agreement thereunder shall not be held or construed to confer upon any employee any right or guarantee of continuation of employment by the Company or any subsidiary, nor shall it affect in any way the terms of any employment agreement now or hereafter in effect between the employee and the Company or a subsidiary; and, further, it shall not confer upon any, participant any rights of a shareholder by reason of the share equivalents contingently credited to him under this Plan.

11.       NON-ASSIGNABILITY OF AGREEMENT.  The agreement authorized under this Plan when entered into between the Company and the employee shall not be assignable or otherwise subject to hypothecation by the employee, nor Shall the employee acquire any rights to any distributable amount thereunder except as provided in this Plan and such agreement.  Such agreement shall continue in force under its terms whether or not this Plan is amended or terminated, and shall constitute a legally enforceable contract between the Company and the employee during the period of its existence.

12.       AMENDMENT OR TERMINATION OF PLAN.  The Committee may amend or discontinue this Plan at any time by the affirmative vote of a majority of such Committee who are not participants under this Plan.  No amendment, however, shall alter or impair any agreement then in force without the consent of the employee covered thereby, and no amendment shall apply to or affect the payment or distribution of any participant of any amounts contingently credited to him for any year ended prior to the effective date of such amendment.  Termination of the Plan shall not affect the agreements theretofore entered into between the Company and its employees, but all such agreements shall continue in force after the termination of this Plan in accordance with their terms and provisions.

13.       EFFECTIVE DATE OF PLAN.  This Plan shall become effective upon the approval of the Executive Committee of the Board of Directors of the Company at any regular or special meeting, or at any adjournment thereof, called and held before December 31, 1967, and shall remain in effect until terminated by the Board of Directors.

14.       CHANGE IN CONTROL.  For purposes of this Section 14, a "Change in Control" of the Company shall mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any person that is not controlled by the Company; (b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (c) a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on May 1, 1988, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (x) any person is or becomes the "beneficial owner" (as defined in Rule 13d–3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; or (y) individuals who constitute the Board of Directors on May 1, 1988, Cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to May 1, 1988, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors comprising the Board of Directors on May 1, 1988, (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purpose of this clause (y), considered as though such person were a member of the Board of Directors on May 1, 1988.

The Company expressly recognizes that a Change in Control of the Company would be likely to result in a material alteration or diminution of a participant's position and responsibilities, and if that were to occur, certain of the terms of this Plan would be unreasonable or unfair in their application to participants.

Accordingly, if during the term of this Plan, any Change in Control of the Company shall occur, the following provisions shall be applicable and shall supersede all other provisions of this Plan:

            a.         [Intentionally omitted.]

            b.         Forfeitures.  The provisions of Section 8 shall lapse and shall have no further applicability to any participant; and

            c.         Acceleration.  All amounts credited to and accumulated for the benefit of a participant (or other person receiving payments or entitled to receive payments under Section 9, such other person to be hereinafter called "other recipient"), shall become due and payable and shall be paid in full on the day the Change in Control becomes effective unless a participant or other recipient, prior thereto, shall notify the Committee, in writing, that such participant or other recipient waives the right to acceleration, in which case the provision of Section 9 shall continue to apply to such participant or other recipient.  In effecting such payment, the Committee may make such arrangements, including deposits in escrow or in trust in advance of the anticipated effective date of the Change in Control, as it may deem advisable, to carry out the foregoing and to protect the interests of the Company in the event such Change in Control does not occur.